EXHIBIT 1

STOCK SALE AGREEMENT

THIS STOCK SALE AGREEMENT (the “Agreement”) is made and entered into as of December 1, 2009 by and between (1) Michael D. Domec (“Buyer”), and (2) each of The D3 Family Fund, L.P., the D3 Family Bulldog Fund, L.P. and The DIII Offshore Fund, L.P. (each a “Seller”).

RECITALS

A.            Buyer desires to purchase from each Seller, at a price of $2.00 in cash (the “Per Share Price”) for each share (a “Subject Share”) of the Common Stock of Mexican Restaurants, Inc., a Texas corporation (the “Company”) to be sold hereunder, the number of Subject Shares set forth before next to each Seller’s name:

The D3 Family Fund, L.P.:  236,267 Subject Shares

The D3 Family Bulldog Fund:  686,698 Subject Shares

The DIII Offshore Fund, L.P.:  269,991 Subject Shares

B.             Each Seller desires to sell such Seller’s Subject Shares to Buyer at the Per Share Price.

C.            This Agreement sets forth the terms and conditions of the sale of each Seller’s Subject Shares to Buyer, and Buyer’s purchase of such Subject Shares from each Seller, at the Per Share Price.

AGREEMENT

Buyer and each Seller hereby agree as follows:

1.             Purchase and Sale of Shares.

(a)           Purchase and Sale.  Subject to the terms and conditions of this Agreement, at the Closing (as hereinafter defined) each Seller shall sell and transfer to Buyer, and Buyer shall purchase from each Seller, all of such Seller’s Subject Shares for the Per Share Price.  The aggregate amount to be paid by Buyer to each Seller for such Seller’s Subject Shares shall be as follows:

The D3 Family Fund, L.P.:  $472,534

The D3 Family Bulldog Fund:  $1,373,396

The DIII Offshore Fund, L.P.:  $539,982

(b)           Closing.  The closing of the purchase and sale (the “Transaction”) of all the Subject Shares (the “Closing”) shall take place at such time as Buyer and Sellers (collectively, the “Parties”) shall collectively agree.

(c)           Delivery.  Subject to the terms and conditions of this Agreement, at the Closing, each Seller shall sell, assign and convey such Seller’s Subject Shares, by delivering an authorization letter to Seller’s broker to deliver such Seller’s Subject Shares electronically to the brokerage account identified by Buyer prior to the Closing, against Buyer’s payment to such Seller of the aggregate purchase price for such Seller’s Subject Shares (as set forth in Section 1.1) by wire transfer of immediately available funds to the bank account identified by such Seller prior to the Closing.  Notwithstanding the foregoing, Buyer and the applicable Seller acknowledge that 100,000 of the Subject Shares beneficially owned by one of the Sellers are represented by a physical certificate issued in the name of such Seller’s broker and bearing a restricted legend.  Delivery of such Subject Shares shall be by physical delivery of such certificate together with a duly executed assignment separate from certificate in a form to be agreed between Buyer and such Seller.

2.             Representation and Warranties.

(a)           Representation and Warranties of Each Seller.  Each Seller hereby represents and warrants to Buyer as follows (which representations and warranties shall survive the Closing):

(i)            Such Seller has the full right, power and authority to enter into and perform Seller’s obligations under this Agreement.  All corporate action on the part of such Seller necessary for the execution of this Agreement and the performance of such Seller’s obligations hereunder has been taken or will be taken prior to the Closing.

(ii)            No consent, approval or authorization of or designation, declaration or filing with any third party or any governmental authority is required on the part of such Seller in connection with the valid execution and delivery of this Agreement or the performance of such Seller’s obligations hereunder.

(iii)           Such Seller has the full right, power and authority to sell and transfer such Seller’s Subject Shares hereunder.

(iv)          Such Seller owns such Seller’s Subject Shares, free and clear of any lien, encumbrance, option, charge, equitable interest or restriction, other than any applicable restrictions on transfer under applicable state and federal securities laws.  Upon payment of the aggregate purchase price for such Seller’s Subject Shares at the Closing, Buyer will acquire all of such Seller’s Subject Shares, free and clear of any lien, encumbrance, option, charge, equitable interest or restriction; provided, however, that such Seller’s Subject Shares will remain subject to any applicable restrictions on transfer under applicable state and federal securities laws.

(v)           Such Seller (i) a highly sophisticated investor which, in securities matters, is able to make determinations with respect to securities based upon the advice and abilities of its general partner, and (ii) has sufficient information concerning the Company, its business, financial condition and prospects to reach an informed and knowledgeable decision to sell such Seller’s Subject Shares hereunder.

(vi)           The Sellers’ respective Subject Shares, in the aggregate, comprise all of the shares of the Company's Common Stock beneficially owned, for purposes of Section 13(d) of the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder by the Securities and Exchange Commission), by each Seller and any other person under the common control of the same general partner as each Seller except for 17,500 shares that are the subject of options issued by the Company and owned by one of the Sellers.

(b)           Representations and Warranties of Buyer.  Buyer hereby represents and warrants to each Seller as follows (which representations and warranties shall survive the Closing):

(i)             Buyer has the full right, power and authority to enter into and perform Buyer’s obligations under this Agreement.  All action on the part of Buyer necessary for the execution of this Agreement and the performance of Buyer’s obligations hereunder has been taken or will be taken prior to the Closing.

(ii)            No consent, approval or authorization of or designation, declaration or filing with any third party or any governmental authority is required on the part of Buyer in connection with the valid execution and delivery of this Agreement or the performance of Buyer’s obligations hereunder.

(iii)           Buyer (i) is capable of bearing the economic risk and burden of its investment in the Subject Shares, (ii) has substantial experience in investing in securities and therefore has the ability to “fend for himself” in connection with Buyer’s investment in the Subject Shares and is able to make determinations with respect to securities based upon Buyer’s own abilities and such advice (if any) as Buyer chooses to obtain, (iii) has sufficient information concerning the Company, its business, financial condition and prospects to reach an informed and knowledgeable decision to acquire the Subject Shares, and (iv) is purchasing the Subject Shares for Buyer’s own account and solely for investment, with no current intention to resell or distribute the Subject Shares other than in compliance with applicable state and federal securities laws.

3.           Related Agreements.

(i)            Each Seller acknowledges that Buyer and its affiliates may possess information regarding the Company that is material and that has not been disclosed to such Seller.  Each Seller agrees that neither Buyer nor any of its affiliates shall have any liability to such Seller in respect of, and each Seller hereby waives and releases Buyer and its affiliates from all claims which such Seller might otherwise have with respect to, and agrees that such Seller will not bring any claim against Buyer or any of its affiliates in respect of, the non-disclosure to such Seller of non-public information (if any) that may be in Buyer’s possession before or after the date hereof.

(ii)           Buyer acknowledges that each Seller and its affiliates may possess information regarding the Company that is material and that has not been disclosed to Buyer.  Buyer agrees that neither any Seller nor any of such Seller’s affiliates shall have any liability to Buyer in respect of, and Buyer hereby waives and releases each Seller and each Seller’s affiliates from all claims which such Buyer might otherwise have with respect to, and agrees that Buyer will not bring any claim against any Seller or any of such Seller’s affiliates in respect of, the non-disclosure to Buyer of non-public information (if any) that may be in such Seller’s possession before or after the date hereof.

4.           Miscellaneous.

(a)           Governing Law.  This Agreement shall be governed in all respects by the laws of the State of Delaware as such laws are applied to agreements entered into and to be performed entirely within the State of Delaware.

(b)           Amendments.  No amendment or modification of the terms and conditions of this Agreement shall be valid unless in writing and signed by all Parties; provided, however, that any agreement pursuant to the terms of Section 1.2 or 1.3 of this Agreement shall not be deemed an amendment to this Agreement.

(c)           Entire Agreement.  This Agreement constitutes the entire agreement between the parties with respect to the transactions contemplated hereby.  This Agreement supersedes all prior agreements, understandings, negotiations and representations between the parties with respect to such transactions.

(d)           Waiver.  Any Party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that Party thereafter from enforcing each and every other provision of this Agreement.

(e)           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(f)           Further Assurances.  Each Party shall execute and deliver such additional instruments, documents and other writings as may be reasonably requested by another party, before or after the Closing, to confirm and carry out and to effectuate fully the intent and purposes of this Agreement; provided, however, that each Party shall be responsible for making such filings with the Securities and Exchange Commission as that Party determines necessary or appropriate regarding to the execution of this Agreement and/or the Closing.

(g)           Expenses.  Buyer and each Seller shall bear its own respective expenses and legal fees incurred in connection with this Agreement and the Transaction.

(h)           Several Obligations Only.  The obligations of each Seller under this Agreement shall be solely the obligations of such Seller and no Seller shall have any obligations under this Agreement jointly with any other Seller.

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IN WITNESS WHEREOF, the parties have executed this Stock Sale Agreement as of the date set forth above.

Buyer

MICHAEL D. DOMEC

/s/ Michael D. Domec

Each Sellers

The D3 Family Fund, L.P.

and

The D3 Family Bulldog Fund, L.P.	The DIII Offshore Fund, L.P.

By Nierenberg Investment Management Company, Inc., its General Partner	By Nierenberg Investment Management Offshore, Inc., its General Partner

By: /s/ David Nierenberg	By: /s/ David Nierenberg
David Nierenberg, President	David Nierenberg, President

 [Signature Page to Stock Sale Agreement]